Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Algonquin Power & Utilities Corp. Stock Option Plan of our report dated February 28, 2019, relating to the consolidated financial statements of Algonquin Power & Utilities Corp. and the effectiveness of internal control over financial reporting of Algonquin Power & Utilities Corp. included in its Annual Report on Form 40-F for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Ontario
June 7, 2019